As filed with the Securities and Exchange Commission on May 29, 2008.

Registration No. 333-150368

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GMX RESOURCES INC.
(Exact Name of Registrant as Specified in its Charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1534474 (I.R.S. Employer Identification No.)
9400 North Broadway, Suite 600
Oklahoma City, OK 73114
(405) 600-0711
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
James A. Merrill
Chief Financial Officer
GMX Resources Inc.
9400 North Broadway, Suite 600
Oklahoma City, OK 73114
(405) 600-0711
(Name, address, including zip code, and telephone number, including area code,
of agent for service)	Michael M. Stewart, Esq. Crowe & Dunlevy, A Professional Corporation 20 North Broadway, Suite 1800 Oklahoma City, OK 73102 (405) 235-7747
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum Offering	Proposed Maximum	Amount of
Securities to be Registered	Registered	Price per Unit (1)	Aggregate Offering Price (1)	Registration Fee
Debt Securities (2)
Common Stock, par value $0.001 per share (3)
Preferred Stock, par value $0.001 per share (4)
Depositary Shares (5)
Warrants (6)
Guarantees (7)
Units (2), (3), (4), (5), (6), (7)
TOTAL	$500,000,000	100%	$500,000,000	$19,650

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price per unit will be determined from time to time in connection with the issuance of the securities registered hereunder.

(2)	There are being registered hereunder an indeterminate principal amount of debt securities that may be sold from time to time. If any debt securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the dollar amount of any securities previously issued hereunder.

(3)	There are being registered hereunder an indeterminate number of shares of common stock that may be sold from time to time. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion or redemption of preferred stock or debt securities registered hereby or upon exercise of warrants registered hereby. Each share of common stock also includes preferred share purchase rights to purchase shares of our Series A Junior Participating Preferred Stock under our Rights Agreement dated May 17, 2005, as amended, between GMX and Computershare Trust Company, N.A. as successor rights agent to UMB Bank, n.a.

(4)	There are being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by GMX.

(5)	There are being registered hereunder an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event GMX elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement.

(6)	There are being registered hereunder an indeterminate amount and number of warrants, representing rights to purchase preferred stock, common stock or debt securities registered hereby or equity securities issued by an unaffiliated corporation or other entity and held by one or more of the registrants.

(7)	Guarantees may be provided by subsidiaries of GMX of the payment of the principal and interest on the debt securities. No additional consideration will be received for the guarantees and, pursuant to Rule 457(n), no additional fee is required.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     GMX Resources Inc., an Oklahoma corporation (the “Company”), is filing this Pre-Effective Amendment No. 1 (this “Amendment”) for the sole purpose of filing a new Exhibit 5 to the Registration Statement. Accordingly, only Part II is included with this Amendment because there are no changes to the previously filed Part I prospectus.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth all expenses that will be paid by GMX Resources Inc. in connection with the issuance and distribution of the securities. All the amounts shown are estimates, except the registration fee.

Securities and Exchange Commission registration fee	$19,650
Accounting fees and expense	$10,000
Legal fees and expenses	$20,000
Printing and engraving expenses	$1,000
Miscellaneous expenses	$25,000

Total	$75,650

Item 15. Idemnification of Directors and Officers
     Our certificate of incorporation contains a provision that eliminates the personal monetary liability of directors and officers to us and our shareholders for a breach of fiduciary duties to the extent currently allowed under the OGCA. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of our certificate of incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a shareholder’s only remedy is to enjoin the completion of the Board of Director’s action, this remedy would be ineffective if the shareholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that we and our shareholders would have no effective remedy against the directors or officers.
     Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 1053 of the OGCA. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.
     The OGCA permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys’ fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty. Our certificate of incorporation provides indemnification to the same extent allowed pursuant to the foregoing provisions of the OGCA.
     We have entered into indemnity agreements with each of our non-employee directors. These agreements provide for indemnification to the extent permitted by the OGCA and require us to use commercially reasonable efforts to maintain director and officer liability insurance.

Item 16. Exhibits
     See the Index to Exhibits.
Item 17. Undertakings.
     (a) Each of the undersigned registrants hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided; however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrants are relying on Rule 430B:
     (A) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
     (ii) If the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
Each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about each of the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.
     (b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (d) Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under each of its indentures to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 28, 2008.

GMX RESOURCES INC. (Registrant)
By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons as of this 28th day of May, 2008 in the capacities set forth below:

Signatures	Title

/s/ Ken L. Kenworthy, Jr. Ken L. Kenworthy, Jr.	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ James A. Merrill James A. Merrill	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ T.J. Boismier T. J. Boismier	Director
/s/ Steven Craig Steven Craig	Director
/s/ Ken L. Kenworthy, Sr. Ken L. Kenworthy, Sr.	Director
/s/ Jon W. McHugh Jon W. McHugh	Director

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 28, 2008.

DIAMOND BLUE DRILLING CO. (Co-Registrant)
By:	/s/ Rick Hart
Rick Hart, President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons as of this 28th day of May, 2008 in the capacities set forth below:

Signatures	Title

/s/ Rick Hart Rick Hart	President (Principal Executive Officer)
/s/ James A. Merrill James A. Merrill	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Ken L. Kenworthy, Jr. Ken L. Kenworthy, Jr.	Director
/s/ Ken L. Kenworthy, Sr. Ken L. Kenworthy, Sr.	Director

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on May 28, 2008.

ENDEAVOR PIPELINE, INC. (Co-Registrant)
By:	/s/ Keith Leffel
Keith Leffel, President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons as of this 28th day of May, 2008 in the capacities set forth below:

Signatures	Title

/s/ Keith Leffell Keith Leffel	President (Principal Executive Officer) and Director
/s/ James A. Merrill James A. Merrill	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Ken L. Kenworthy, Jr. Ken L. Kenworthy, Jr.	Director
/s/ Ken L. Kenworthy, Sr. Ken L. Kenworthy, Sr.	Director

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit			SEC File			Filed
No.	Exhibit Description	Form	No.	Exhibit	Filing Date	Herewith
4.1(a)	Rights Agreement dated May 17, 2005 by and between GMX Resources Inc. and UMB Bank, N.A., as Rights Agent	8-K	000-32325	4.1	05/18/2005

4.1(b)	Amendment No. 1 to Rights Agreement dated February 1, 2008	8-A/A	001-32977	4.1	02/21/2008

4.2	Indenture dated February 15, 2008, between GMX Resources Inc. and The Bank of New York Trust Company, N.A., as trustee	8-K	001-32977	4.1	02/15/2008

4.3	Form of Senior Indenture	S-3	333-134911	4.1	06/09/2006

4.4	Form of Subordinated Indenture	S-3	333-134911	4.2	06/09/2006

5.1	Legal Opinion of Crowe & Dunlevy, A Professional Corporation					✓

12.1	Computation of Ratio of Earnings to Fixed Charges	S-3	333-150368	12.1	04/21/2008

23.1	Consent of Smith, Carney & Co., p.c.	S-3	333-150368	23.1	04/21/2008

23.2	Consent of MHA Petroleum Consultants	S-3	333-150368	23.2	04/21/2008

23.3	Consent of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)	S-3	333-150368	24.1	4/21/2008